Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Steven Ivester (954) 434-2000
www.voipincorporated.com
sivester@voipincorporated.com

V0IP, INC.
12330 53rd Street - Suite 712 - Ft. Lauderdale, FL 33330

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VoIP, Inc. acquires DTNet Technologies.

FORT LAUDERDALE, Florida June 28, 2004--VoIP, Inc. (OTCBB "VOII") today announced that it has finalized the acquisition of DTNet Technologies, Inc., a privately held company based in Tampa, Florida. DTNet will operate as a wholly owned subsidiary of VoIP, Inc.

Under the Purchase Agreement, V0IP, Inc. has acquired 100% of the stock of DTNet Technologies, Inc. in exchange for the issuance of 2.5 million common shares of V0IP, Inc.

DTNet provides customer premise equipment to cable and DSL Internet providers throughout North America. Sales for the past three years have increased from approximately $2 million in 2001 to $2.9 million in 2002 and $4.7 million in 2003. With the addition of the products from VoIP, Inc., specifically the Multi Media Terminal Adaptor and the Virtual Service Provider solution, 2004 sales are projected to reach $7.5 million.

During 2003, more than 300 entities have purchased hardware from DTNet, including six of the top ten cable companies in the United States, the National Cable Television Cooperative and Wide Open West. The customer base includes Time Warner (NASDAQ: TWTC), Cox (NYSE:COX), Comcast (NASDAQ: CMCSA), CableVision (NYSE: CVC), and BrightHouse.

"We are very excited about becoming a part of VoIP, Inc.," stated Marc Moore, President and CEO of DTNet Technologies. "It will enable us to offer a complete line of customer premise equipment and operational support and services to our clients in addition to both domestic and international private cable operators as they begin to offer voice services to their subscribers.

"The acquisition of DTNet will provide proven distribution channels and top leadership in sales throughout the America's", stated Steven Ivester, CEO and President of VolP, Inc. "DTNet compliments V0IP Inc.'s strategy to deliver Voice Over Internet Protocol over a wireless local loop and deliver service provider solutions to Cable Operators. DTNet is well established and respected in these industries. The Company will provide valuable resources and a strong distribution channel for our products and services", concluded Mr. Ivester.



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VoIP,  Inc.'s  goal is to  become a world  leader  in  providing  Voice  Over IP
customer  premise  equipment,   and  in  addition  to,  premium  Voice  Over  IP
subscriber-based enhanced telephony services, as well as innovative WiFi and WiMAX technology solutions for residential and enterprise customers globally.

The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.